EXHIBIT 99.1

Lauren Zalaznick Joins GoPro’s Board of Directors
Distinguished Media Executive Played Vital Roles at NBCUniversal Cable and Digital Properties

SAN MATEO, Calif., July 7, 2016 -- GoPro (NASDAQ: GPRO) today announced that Lauren Zalaznick has been appointed to GoPro’s Board of Directors, effective immediately. An award-winning TV and entertainment luminary, Ms. Zalaznick has devoted her career to transforming the cultural landscape in media, having been named to such distinguished lists as Time’s 100 Most Influential People and Fortune’s 50 Most Powerful Women. Ms. Zalaznick invests in and advises digital media startups and new content platforms.

“We are excited to have such a distinguished media and business leader as Lauren join GoPro’s board of directors,” said Founder and CEO Nicholas Woodman. “Her broad experience and perspective will influence GoPro’s evolution as an entertainment company and will benefit our business strategy overall. Lauren’s experience is matched by an infectious curiosity and energy that I’m excited to have as a part of GoPro.”

“It’s a delight to join the GoPro board of directors,” said Ms. Zalaznick. “GoPro represents everything that excites me in a digital media company: deeply respected products and an inspiring, globally recognized brand; profoundly engaging content available on multiple platforms, and an incredibly passionate audience.  I have tremendous respect for Nick, the GoPro team, and the other board members, and I look forward to working with them.”

Ms. Zalaznick held a progression of leadership roles at NBCUniversal, arriving with the acquisition of Barry Diller’s Universal Television, where she was the President of the critically acclaimed TR!O network. At NBCU, Ms. Zalaznick first became the President of Bravo where, during her tenure, the network delivered double-digit growth, leading cable-industry innovation in programming, web, social, mobile, publishing, and live-event platforms. She guided Bravo Media to several major awards, including the first-ever Emmy nominations and wins for a cable network in the Competitive Reality category for Project Runway and Top Chef, respectively.

Ms. Zalaznick currently serves as Member of Board of Directors at Nielsen, Shazam, and Penguin Random House, and serves as an Advisor to Greycroft Partners LLC, Refinery29, and Venture For America, where she most recently Executive Produced the feature length documentary film, “Generation Start-Up,” premiering in theaters later this year.

About GoPro, Inc. (NASDAQ: GPRO)

GoPro, Inc. is transforming the way people visually capture and share their lives. What began as an idea to help athletes self-document themselves engaged in their sport, GoPro has become a standard for how people capture themselves engaged in their interests, whatever they may be. From extreme to mainstream, professional to consumer, GoPro enables the world to capture and share its passion in the form of immersive and engaging content.

GOPRO® and HERO® are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

For more information, visit www.gopro.com or connect with GoPro on YouTube, Twitter, Facebook, Pinterest, Instagram, or LinkedIn.